Exhibit 99.2

Presstek Completes Purchase of A.B.Dick Company

— Company Expands Credit Line to $80 million —

HUDSON, N.H., Nov. 5 /PRNewswire-FirstCall/ — Presstek, Inc. (Nasdaq: PRST), a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions for the graphic arts and laser imaging markets, announced today that parties have closed on Presstek’s purchase of A.B.Dick Company.

A.B.Dick Company is a leading worldwide supplier to the graphic arts and printing industry, manufacturing, marketing and servicing equipment and supplies for all stages of document creation — pre-press, press and post- press.

In July 2004, A.B.Dick filed for Chapter 11 bankruptcy protection. At the same time, Presstek entered into an asset purchase agreement with A.B.Dick pursuant to which Presstek would acquire the business and assets of A.B.Dick Company through the U.S. Bankruptcy Code Section 363 asset sale provisions. Presstek’s bid was approved by the U.S. Bankruptcy Court on November 3, 2004.

Presstek’s Chief Financial Officer Moosa E. Moosa stated, “The closing price is approximately $40 million and will be paid in cash. In connection with this transaction, Presstek has increased its line of credit from $50 million to $80 million in a credit agreement with Citizen’s Bank, KeyBank and Bank North, a portion of which will be used to accommodate the cash needs of this transaction. Presstek has no plans at the present time to initiate any stock offerings in connection with this acquisition.”

Presstek’s President and CEO Edward J. Marino said, “We are very pleased to announce the completion of our acquisition of A.B.Dick. We will begin working with A.B.Dick immediately to improve the operation of the company. We would like to take this opportunity to welcome A.B.Dick employees, as well as their customers and vendors, to the Presstek family. We are looking forward to a bright future together.”

About Presstek

Presstek, Inc. is a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI(R), CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins. Presstek subsidiary Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek’s award-winning, chemistry-free Anthem plate. Presstek subsidiary Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications.

For more information on Presstek, visit http://www.presstek.com, call 603- 595-7000 or email: info@presstek.com.

About A.B.Dick

A.B.Dick Company celebrates 120 years as a leading worldwide supplier to the graphic arts and printing industry in 2004. It manufactures and markets equipment and supplies for all stages of document creation — pre-press, press and post-press — and provides continuing service and support. For more information contact: Scott MacKenzie, Vice President, Marketing, 7400 Caldwell Ave., Niles, IL 60714. Telephone (847) 779-1900; web: http://www.abdick.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected effects and benefits of the A.B.Dick acquisition on Presstek’s business and results of operations; the anticipated growth of the combined operations of Presstek and A.B.Dick; the ability of Presstek to expand its long term business and growth opportunities; the ability of Presstek to obtain and maintain normal terms with A.B.Dick’s vendors and dealers; the potential adverse impact of the Chapter 11 proceedings on A.B.Dick’s liquidity or results of operations; Presstek’s expectations regarding the sale of its products in general; the market acceptance of Presstek’s products and/or technology; and the ability of Presstek to achieve its stated objectives. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, negative reactions to the A.B.Dick acquisition from stockholders, customers and partners, the ability to achieve the intended benefit of the A.B.Dick acquisition, the ability to successfully integrate the two companies, the ability of Presstek to maintain its financing, including its ability to manage the A.B. Dick acquisition in an accretive manner after the first year, and other risks detailed in Presstek’s Annual Report on Form 10-K and Presstek’s other reports on file with the Securities and Exchange Commission. The words “looking forward,” “looking ahead”, “believe(s),” “should,” “may,” “expect(s),” “anticipate(s),” “likely,” “opportunity,” and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Presstek undertakes no obligation to update any forward-looking statements contained in this news release.

CONTACTS:
Moosa E. Moosa	Jane Miller
Chief Financial Officer	Corporate Relations Manager
(603) 595-7000	(603) 594-8585 ext. 3346
mmoosa@presstek.com	jmiller@presstek.com
SOURCE Presstek, Inc.
-0-	11/05/2004

/CONTACT: Moosa E. Moosa, Chief Financial Officer, +1-603-595-7000, mmoosa@presstek.com, or Jane Miller,
Corporate Relations Manager, +1-603-594- 8585 ext. 3346, jmiller@presstek.com, both of Presstek, Inc./

/Web site:	http://www.presstek.com
http://www.abdick.com /
(PRST)